Exhibit 10.20

Execution Version

INITIAL PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of March 31, 2009

Among

TRANE U.S. INC.

as Seller

and

ASI RECEIVABLES FUNDING LLC

as Purchaser

and

INGERSOLL-RAND COMPANY

as Collection Agent

i

SCHEDULES
SCHEDULE I	Locations of Records

EXHIBITS
EXHIBIT A	Credit and Collection Policy
EXHIBIT B	Lock-Box Banks
EXHIBIT C	Form of Promissory Note for Deferred Purchase Price
EXHIBIT D	Form of Undertaking
EXHIBIT E	Divisions
EXHIBIT F	Form of Seller Report

ii

INITIAL PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of March 31, 2009

TRANE U.S. INC., a Delaware corporation, as the seller (the “Seller”), ASI RECEIVABLES FUNDING LLC, a Delaware limited liability company, as the purchaser (the “Purchaser”), and INGERSOLL-RAND COMPANY, a New Jersey corporation (“IR Company”), as the initial Collection Agent (as defined below), agree as follows:

PRELIMINARY STATEMENTS.

(1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement (as defined below).

(2) The Seller has Receivables that it wishes to sell to the Purchaser, and the Purchaser is prepared to purchase such Receivables on the terms set forth in this Initial Purchase and Contribution Agreement (as amended, supplemented, restated or otherwise modified in accordance with the terms hereof, this “Agreement”).

(3) The Seller may also wish to contribute Receivables to the capital of the Purchaser on the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Agreement” has the meaning specified in the Preliminary Statements.

“Business Day” means any day on which banks are not authorized or required to close in New York City or Charlotte, North Carolina.

“Canadian Receivable” means any Receivable, the Obligor of which has a billing address in Canada.

“Collection Agent” means at any time the Person then authorized pursuant to Section 6.01 to service, administer and collect Transferred Receivables.

“Collection Agent Default” means any Event of Termination relating to the Collection Agent set forth in Sections 7.01(a), (c), (g) or (i), or any “Collection Agent Default,” as such term is defined in the Secondary Purchase Agreement or the RIPA.

“Collection Agent Fee” has the meaning specified in Section 6.03.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, and all funds deemed to have been received by the Seller or any other Person as a Collection pursuant to Section 2.04.

“Contract” means an agreement between the Seller and an Obligor, in each case substantially in the form of one of the written contracts or (in the case of any open account agreement) one of the invoices approved by the Purchaser, pursuant to or under which such Obligor shall be obligated to pay (i) for merchandise, insurance or services from time to time or (ii) any principal, interest, fees, expenses or other amounts with respect to a Two-Step Dealer Receivable.

“Contributed Receivable” has the meaning specified in Section 2.06.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Seller in effect on the date of this Agreement applicable to the Receivables and described in Exhibit A hereto, as modified in compliance with this Agreement.

“Defaulted Receivable” means a Receivable:

(i) as to which any payment, or part thereof, remains unpaid for 61 or more days from the original due date for such payment;

(ii) as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g); or

(iii) which, consistent with the Credit and Collection Policy, would be written off as uncollectible.

“Deferred Purchase Price” means the portion of the Purchase Price of Purchased Receivables purchased on any Purchase Date exceeding the amount of the Purchase Price under Section 2.02 to be paid in cash, which portion when added to the cumulative amount of all previous Deferred Purchase Prices (after giving effect to any payments made on account thereof) shall not exceed 15% of the Outstanding Balance of the Transferred Receivables. The obligations of the Purchaser in respect of the Deferred Purchase Price shall be evidenced by the Purchaser’s subordinated promissory note in the form of Exhibit C hereto.

“Diluted Receivable” means that portion (and only that portion) of any Receivable which is either (a) reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services or any failure by the Seller or the applicable Distributor (in the case of a Two-Step Dealer Receivable) to deliver any merchandise or provide any services or otherwise to perform under the underlying Contract, (ii) any change in the terms of or cancellation of, a Contract or any cash discount, discount for quick payment or other adjustment by the Seller which reduces the amount payable by the Obligor on the related Receivable (except any such change or cancellation resulting from or relating to the financial inability to pay or insolvency of the Obligor of such Receivable) or (iii) any set-off by an Obligor in respect of any claim by such Obligor as to amounts owed by it on the related Receivable (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof); provided that, notwithstanding any of the foregoing, no Receivable or portion of a Receivable shall be considered a Diluted Receivable because of the financial inability to pay or insolvency of the Obligor of such Receivable.

“Discount” means, in respect of each Purchase, seven percent (7.00%) per annum on the Outstanding Balance of the Receivables that are the subject of such Purchase adjusted for the average maturity of such Receivables; provided, however, the foregoing Discount will be revised prospectively by request of either of the parties hereto to reflect changes in recent experience with respect to write-offs, timing and cost of Collections and cost of funds; provided that such revision is consented to by both of the parties (it being understood that each party agrees to duly consider such request but shall have no obligation to give such consent).

“Distributor” means a distributor of the Seller.

“Division” means each Division of the Seller’s business listed on Exhibit E hereto, as such Exhibit may be amended from time to time with the consent of the Purchaser.

“Eligible Receivable” means a Receivable:

(i) the Obligor of which has a billing address in the United States or Canada, is not an Affiliate of any of the parties hereto, and is not a government or a governmental subdivision or agency, or, in the case of a Canadian Receivable, a federal or provincial Crown corporation;

(ii) which, at the time of the transfer thereof to the Purchaser under this Agreement, is not a Defaulted Receivable;

(iii) the Obligor of which is not the Obligor of any Defaulted Receivables which in the aggregate constitute 15% or more of the aggregate Outstanding Balance of all Receivables of such Obligor;

(iv) which, according to the Contract related thereto, is required to be paid in full (A) except in the case of a Seasonal Receivable, within 90 days of the original billing date therefor or, in the case of a Two-Step Dealer Receivable, of the date of creation thereof or (B) in the case of a Seasonal Receivable, within 120 days of the original billing date therefor or, in the case of a Seasonal Receivable constituting a Two-Step Dealer Receivable, of the date of creation thereof;

(v) which is an obligation representing all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended (except in the case of Two-Step Dealer Receivables constituting “payment intangibles”, as such term is defined in clause (vi) below), and the nature of which is such that its purchase with the proceeds of notes would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

(vi) which is an “account” or “chattel paper” (other than “electronic chattel paper”) or, in the case of a Two-Step Dealer Receivable, a “payment intangible” within the meaning of Article 9 of the UCC of the applicable jurisdictions;

(vii) which is denominated and payable only in United States dollars in the United States;

(viii) which arises under a Contract governed by the laws of the United States which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any Adverse Claim or any dispute, offset, right of rescission, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor);

(ix) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect;

(x) which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of the Seller under such Contract and (B) does not contain a confidentiality provision that purports to restrict the ability of the Purchaser and its assignees to exercise their rights under this Agreement, including, without limitation, their right to review the Contract;

(xi) which was generated by the sale of products or services of the Seller (or, in the case of a Two-Step Dealer Receivable, by a loan by the Seller to the Obligor to finance the purchase by the Obligor from a Distributor of products of the Seller and/or related products or services) in the ordinary course of the Seller’s business;

(xii) which, at the time of the transfer of such Receivable under this Agreement, has not been compromised, adjusted, extended, rewritten or otherwise modified from the original terms thereof;

(xiii) the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation;

(xiv) which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other criteria and requirements as the Purchaser or its assignees may from time to time specify to the Seller upon 30 days’ notice;

(xv) which arises under a Contract which is not an executory contract;

(xvi) as to which (A) the Seller has satisfied and fully performed all obligations with respect to such Receivable required to be fulfilled by it other than customary warranty obligations, and (B) no further action is required to be performed by any Person other than the issuance of an invoice (except in the case of a Two-Step Dealer Receivable, for which no invoice needs be issued) to, and payment thereon by, the applicable Obligor;

(xvii) as to which, at or prior to the later of the date of this Agreement and the date 30 days prior to the date such Receivable is created, the Purchaser or its assignee has not notified the Seller that such Receivable (or the Obligor of such Receivable) is, in the good faith judgment of the Purchaser or such assignee, no longer acceptable for transfer hereunder (including, without limitation, for bona fide credit reasons as determined by the Purchaser or its assignee);

(xviii) as to which, in the case of a Two-Step Dealer Receivable, the proceeds of the related loan have been paid directly by the Seller to the applicable Distributor (and not to the Obligor of such Receivable) in payment of the purchase price for the goods and/or services sold by such Distributor to such Obligor and/or credited against amounts owed by such Distributor to the Seller; and

(xix) as to which, if such Receivable is a Canadian Receivable, (1) none of the services (if any) giving rise to such Receivable were rendered to the Obligor thereof in Canada, (2) if the Obligor has a billing address in the Province of Quebec, (A) the Contract with respect to such Canadian Receivable is governed by the laws of one of the States of the United States, (B) pursuant to the express terms of such Contract, all Collections with respect thereto are payable only to locations outside of Canada, and (C) the Seller has entered into and filed with the appropriate government authority in the Province of Quebec, an assignment, in form and substance satisfactory to the Purchaser or its assignees, governed by the laws of the Province of Quebec, pursuant to which the Canadian Receivable is assigned from the Seller to the Purchaser, and with respect to which evidence of the filing of such assignment has been delivered to the Purchaser, (3) such Canadian Receivable satisfies the requirement of Section 4.01(aa), and (4) a UCC financing statement has been filed (and an acknowledgment copy of such financing statement has been delivered to the Purchaser) naming the Seller as “debtor/seller” and naming the Purchaser or an assignee as “buyer/secured party” at the appropriate filing location within the State in which the chief executive office of the Seller for such Canadian Receivable is located, satisfactory in form and substance to the Purchaser or its assignees;

provided, that, from the occurrence of any Level 1 Downgrade Event, no Receivable which is (A) a Seasonal Receivable which, according to the Contract related thereto, is not required to be paid in full within 90 days of the original billing date therefor or (B) a Two-Step Dealer Receivable, shall be an Eligible Receivable.

“Event of Termination” has the meaning specified in Section 7.01.

“Facility” means the willingness of the Purchaser to consider making Purchases of Receivables from the Seller from time to time pursuant to the terms of this Agreement.

“Facility Termination Date” means the earliest of (i) the “Facility Termination Date”, as such term is defined in the RIPA, (ii) the date of termination of the Facility pursuant to Section 7.01 and (iii) the date which the Seller designates by at least two Business Days’ notice to the Purchaser and, prior to the RIPA Final Payment Date, the Program Agent.

“General Trial Balance” of the Seller on any date means the Seller’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) on such date, listing Obligors and the Receivables respectively owed by such Obligors on such date together with the aged Outstanding Balances of such Receivables, in form and substance reasonably satisfactory to the Purchaser.

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Indemnified Amounts” has the meaning specified in Section 8.01.

“Indemnified Party” has the meaning specified in Section 8.01.

“Lock-Box Account” means a post office box administered by a Lock-Box Bank or an account maintained at a Lock-Box Bank, in each case under the exclusive ownership and control of the Purchaser (or its assignees or designees), and maintained for the purpose of receiving Collections and shall include accounts maintained at a Lock-Box Bank into which (i) Collections in the form of checks and other items are deposited that have been sent to one or more post office boxes by Obligors and/or (ii) Collections in the form of electronic funds transfers and other items are paid directly by Obligors.

“Lock-Box Agreement” means an agreement among the Seller, the Purchaser (or its assignees or designees) and any Lock-Box Bank in form and substance satisfactory to the Purchaser (or its assignees or designees).

“Lock-Box Bank” means any of the banks holding one or more Lock-Box Accounts.

“Master SPV” means IR Receivables Funding Trust, a Delaware statutory trust.

“Material Adverse Effect” means any event or circumstance that has a material adverse effect on (i) the ability of the Seller to perform its obligations under this Agreement or any other Transaction Document, (ii) the legality, validity or enforceability of this Agreement or any other Transaction Document or (iii) the collectibility of the Receivables taken as a whole.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Outstanding Balance” of any Receivable (or portion thereof) at any time means the then outstanding principal balance thereof.

“Program Agent” means the program agent under the RIPA, which as of the date of this Agreement is Citicorp North America, Inc.

“Purchase” means a purchase by the Purchaser of Receivables from the Seller pursuant to Article II.

“Purchase Date” means each day on which a Purchase or contribution is made pursuant to Article II.

“Purchase Price” for any Purchase means an amount equal to the Outstanding Balance of the Receivables that are the subject of such Purchase as set forth in the Seller’s General Trial Balance, minus the Discount for such Purchase.

“Purchased Receivable” means any Receivable which is purchased by the Purchaser pursuant to Section 2.02.

“Receivable” means (a) the indebtedness of any Obligor under a Contract (whether constituting an account, instrument, chattel paper, payment intangible or general intangible), which has been originated by the Seller in connection with its activities conducted through any of the Divisions (and for which such Obligor has a billing address in the United States or Canada) or (b) a Two-Step Dealer Receivable, and in each case includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto; provided that if the Two-Step Dealer Receivable Transfer Termination Date shall occur as provided in Section 2.07, then no Two-Step Dealer Receivables created by the Seller on or after such date shall constitute Receivables hereunder.

“Related Security” means with respect to any Receivable:

(i) all of the Seller’s interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable;

(ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements or other registrations filed against an Obligor describing any collateral securing such Receivable;

(iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(iv) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

“RIPA” means that certain Receivable Interest Purchase Agreement, dated as of the date hereof, among IR Receivables Funding Trust, as seller, CAFCO, LLC, Enterprise Funding Company LLC and JS Siloed Trust, each as an investor, Citibank, N.A., Bank of America, N.A. and JPMorgan Chase Bank, N.A., each as a bank, Citicorp North America, Inc., as program agent, Citicorp North America, Inc., Bank of America, N.A. and JPMorgan Chase Bank, N.A., each as an investor agent, IR Company, as collection agent, and the parties thereto named as “Originators”, “Designated Entities” and/or “Intermediate SPVs”, as amended, restated or otherwise modified from time to time.

“RIPA Final Payment Date” means the later of the “Facility Termination Date” (as such term is defined in the RIPA) and the date on which all Capital, Yield, fees and other obligations under the RIPA are paid in full.

“Seasonal Receivables” means Receivables created by the Seller in any of January, February, March or April of any calendar year.

“SEC” means the Securities and Exchange Commission.

“Secondary Purchase Agreement” means that certain Secondary Purchase Agreement, dated as of the date hereof, among the Purchaser, as seller, the Master SPV, as purchaser, and IR Company, as collection agent, as amended, restated or otherwise modified from time to time.

“Seller Report” means a report in substantially the form of Exhibit F hereto and containing such additional information as the Purchaser may reasonably request from time to time, furnished by the Collection Agent to the Purchaser pursuant to Section 6.02(b).

“Settlement Date” means the Business Day immediately following the due date of each Seller Report; provided, however, that following the occurrence of an Event of Termination, Settlement Dates shall occur on such days as are selected from time to time by the Purchaser or its assignee in a written notice to the Collection Agent.

“Tax Act” means the Income Tax Act (Canada) and the Regulations thereunder, as amended, modified or replaced from time to time.

“Tax Convention” means a convention for the avoidance of double income taxation between Canada and another country.

“Transaction Document” means any of this Agreement, the Secondary Purchase Agreement, the RIPA, the Undertaking, the Lock-Box Agreements and any other agreements and documents delivered and/or related hereto or thereto.

“Transferred Receivable” means a Purchased Receivable or a Contributed Receivable.

“Two-Step Dealer Receivable” means the indebtedness of any Obligor under a Contract (whether constituting an account, instrument, chattel paper, payment intangible or general intangible) resulting from a loan by the Seller to such Obligor to finance the purchase by such Obligor from a Distributor of (i) merchandise sold by the Trane Residential Systems Division of the Seller to such Distributor or (ii) other merchandise or services incidental to the sale of Trane Residential Systems merchandise to such Obligor; provided that the Obligor, at the time of creation of such indebtedness, is a dealer of such Distributor.

“Two-Step Dealer Receivable Termination Date” has the meaning specified in Section 2.07.

“Underlying Inventory Security Interest” means, with respect to a Receivable, any security interest in inventory granted by the Obligor of such Receivable to secure the repayment of such Receivable.

“Undertaking” means either (i) the agreement executed by Parent substantially in the form of Exhibit D hereto, or (ii) if IR Parent has executed and delivered such agreement pursuant to Section 7.01(p) of the RIPA, the agreement executed by IR Parent in substantially the form of Exhibit D hereto, in each case as the same may be amended, modified or restated from time to time.

SECTION 1.02. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted U.S. accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. The following terms used herein shall have the respective meanings set forth in the RIPA: “Adverse Claim”; “Affiliate”; “Capital”; “Debt”; “ERISA”; “ERISA Group”; “IR Parent”; “Level 1 Downgrade Event”; “Material Debt”; “Moody’s”; “Multiemployer Plan”; “Original PCA”; “Original RIPA”; “Out-of-Program Collections”; “Parent”; “PBGC”; “Person”; “Plan”; “S&P”; “Subsidiary”; “UCC”; “Undertaking Party”; and “Yield”.

ARTICLE II

AMOUNTS AND TERMS OF PURCHASES AND CONTRIBUTIONS

SECTION 2.01. Facility. On the terms and conditions hereinafter set forth and without recourse to the Seller (except to the extent specifically provided herein), the Seller will at its option either sell or contribute to the Purchaser all Receivables originated by it from time to time and the Purchaser will (as determined by the Purchaser) purchase or accept as a contribution from the Seller all such Receivables of the Seller from time to time, in each case during the period from the date hereof to the Facility Termination Date.

SECTION 2.02. Making Purchases.

(a) Initial Purchase. The Seller shall give the Purchaser at least one Business Day’s notice of its request for the initial Purchase hereunder, which request shall specify the date of such Purchase (which shall be a Business Day) and the proposed Purchase Price for such Purchase. On the date of such Purchase, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, pay the Purchase Price for such Purchase in the manner provided in Section 2.02(c).

(b) Subsequent Purchases. On each Business Day following the initial Purchase, the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller, upon satisfaction of the applicable conditions set forth in Article III, all Receivables originated by the Seller which have not previously been sold or contributed to the Purchaser; provided, however, that the Seller may, at its option on any Purchase Date, contribute all or any of such Receivables to the Purchaser pursuant to Section 2.06, instead of selling such Receivables to the Purchaser pursuant to this Section 2.02(b). On or within five Business Days after the date of each such Purchase, the Purchaser shall pay the Purchase Price for such Purchase in the manner provided in Section 2.02(c).

(c) Payment of Purchase Price. The Purchase Price for each Purchase shall be paid on or within five Business Days after the Purchase Date therefor by means of any one or a combination of the following: (i) a deposit in same day funds to the Seller’s account designated by the Seller, or (ii) an increase in the Deferred Purchase Price (subject at all times to the limitations contained in the definition thereof). Unless otherwise mutually agreed by the Seller and the Purchaser, if on any date set for payment of Purchase Price, the Purchaser does not pay the entire Purchase Price in cash, the amount of the Purchase Price in excess of the amount paid in cash by the Purchaser shall be paid first by an increase in the Deferred Purchase Price (subject to the limitations contained in the definition thereof), and any portion of the Purchase Price which cannot be paid by means of an increase in the Deferred Purchase Price (by reason of the limitations contained in the definition thereof) shall constitute a contribution to the capital of the Purchaser by the Seller. The Seller and the Purchaser will make the appropriate accounting entries in their books and records to reflect the allocation of the Purchase Price as among cash payment, Deferred Purchase Price and capital contribution.

(d) Ownership of Receivables and Related Security. On each Purchase Date, after giving effect to the Purchase (and any contribution of Receivables) on such date, the Purchaser shall own all Receivables originated by the Seller as of such date (including Receivables which have been previously sold or contributed to the Purchaser hereunder). The Purchase or contribution of any Receivable shall include all Related Security with respect to such Receivable.

SECTION 2.03. Collections. (a) Unless otherwise agreed, the Collection Agent shall, on each Settlement Date, deposit into an account of the Purchaser or the Purchaser’s assignee all Collections of Transferred Receivables then held by the Collection Agent.

(b) In the event that the Seller believes that Collections which are not Collections of Transferred Receivables have been deposited into an account of the Purchaser or the Purchaser’s assignee, the Seller shall so advise the Purchaser and, on the Business Day following such identification, the Purchaser shall remit, or shall cause to be remitted, all Collections so deposited which are identified, to the Purchaser’s satisfaction, to be Collections of Receivables which are not Transferred Receivables to the Seller.

(c) On each Settlement Date, the Purchaser shall pay to the Seller accrued interest on the Deferred Purchase Price and the Purchaser may, at its option, prepay in whole or in part the principal amount of the Deferred Purchase Price; provided that each such payment shall be made solely from (i) Collections of Transferred Receivables after all other amounts then due from the Purchaser under the Secondary Purchase Agreement and from Master SPV under the RIPA have been paid in full and all amounts then required to be set aside or held by the Purchaser under the Secondary Purchase Agreement and by Master SPV or the Collection Agent under the RIPA have been so set aside and held or (ii) excess cash flow from operations of the Purchaser which is not required to be applied to the payment of other obligations of the Purchaser; and provided further, that no such payment shall be made at any time when an Event of Termination or Incipient Event of Termination shall have occurred and be continuing. Following the RIPA Final Payment Date, the Purchaser shall apply, on each Settlement Date, all Collections of Transferred Receivables received by the Purchaser pursuant to Section 2.03(a) (and not previously distributed) first to the payment of accrued interest on the Deferred Purchase Price, and then to the reduction of the principal amount of the Deferred Purchase Price.

SECTION 2.04. Settlement Procedures. (a) If on any day any Transferred Receivable becomes (in whole or in part) a Diluted Receivable, the Seller shall be deemed to have received on such day a Collection of such Transferred Receivable in the amount of such Diluted Receivable. If the Seller is not the Collection Agent, the Seller shall pay to the Collection Agent on or prior to the next Settlement Date all amounts deemed to have been received pursuant to this subsection.

(b) Upon discovery by the Seller or the Purchaser of a breach of any of the representations and warranties made by the Seller in Section 4.01(j) with respect to any Transferred Receivable, such party shall give prompt written notice thereof to the other party, as soon as practicable and in any event within three Business Days following such discovery. The Seller shall, upon not less than two Business Days’ notice from the Purchaser or its assignee or designee, repurchase (or purchase, in the case of a Contributed Receivable) such Transferred Receivable on the next succeeding Settlement Date for a repurchase (or purchase, in the case of a Contributed Receivable) price equal to the Outstanding Balance of such Transferred Receivable. Each repurchase or purchase of a Transferred Receivable shall include the Related Security with respect to such Transferred Receivable. The proceeds of any such repurchase or purchase, as the case may be, shall be deemed to be a Collection in respect of such Transferred Receivable. If the Seller is not the Collection Agent, the Seller shall pay to the Collection Agent on or prior to the next Settlement Date the repurchase (or purchase, in the case of a Contributed Receivable) price required to be paid pursuant to this subsection.

(c) Except as stated in subsection (a) or (b) of this Section 2.04 or as otherwise required by law or the underlying Contract, all Collections from an Obligor of any Transferred Receivable shall be applied to the Transferred Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables.

SECTION 2.05. Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Seller or the Collection Agent hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to an account or accounts designated by the Purchaser from time to time, which accounts, prior to the RIPA Final Payment Date, shall be those set forth in the RIPA.

(b) All computations of interest and all computations of fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

SECTION 2.06. Contributions. In addition to contributions pursuant to Section 2.02(c), the Seller may from time to time at its option, by notice to the Purchaser on or prior to the date of the proposed contribution, identify Receivables which it proposes to contribute to the Purchaser as a capital contribution. On the date of each such contribution and after giving effect thereto, the Purchaser shall own the Receivables so identified and contributed (collectively, together with any Receivables contributed pursuant to Section 2.02(c), the “Contributed Receivables”) and all Related Security with respect thereto. The foregoing notwithstanding, on the date of the initial Purchase hereunder the Seller agrees to contribute to the Purchaser all Receivables which are not included in such initial Purchase.

SECTION 2.07. Termination of Transfers of Two-Step Dealer Receivables. The Purchaser and the Seller may elect at some time in the future that no further Two-Step Dealer Receivables created by the Seller shall be transferred by the Seller to the Purchaser. Each of the Seller and the Purchaser hereby agrees that they shall deliver to the Program Agent a joint written notice notifying the Program Agent that the Seller and the Purchaser have so elected that no further Two-Step Dealer Receivables created by the Seller shall be transferred by the Seller to the Purchaser. Such joint written notice shall specify the effective date of the termination of transfers of Two-Step Dealer Receivables by the Seller to the Purchaser (such effective date in such notice, the “Two-Step Dealer Receivable Transfer Termination Date”), which Two-Step Dealer Receivable Transfer Termination Date shall be no earlier than 10 Business Days after the date of delivery to the Program Agent of such written notice. Upon and after the Two-Step Dealer Receivable Transfer Termination Date, no Two-Step Dealer Receivables created by the Seller on or after such date shall be transferred by the Seller to the Purchaser (and such Two-Step Dealer Receivables shall not constitute Receivables hereunder). The Seller and the Purchaser agree that once such written notice is delivered to the Program Agent such election shall be irrevocable and permanent. Neither the delivery of such written notice to the Program Agent nor the effectiveness of the termination of such transfers shall affect the transfer by the Seller to the Purchaser of Two-Step Dealer Receivables created by the Seller prior to the Two-Step Dealer Receivable Transfer Termination Date. Without limiting any other provisions of this Agreement, the Seller agrees that no collections of Two-Step Dealer Receivables created by the Seller after the Two-Step Dealer Receivable Transfer Termination Date shall be deposited or otherwise credited to any Lock-Box Account.

ARTICLE III

CONDITIONS OF PURCHASES

SECTION 3.01. Conditions Precedent to Initial Purchase from the Seller. The initial Purchase of Receivables from the Seller hereunder is subject to the conditions precedent that the Purchaser shall have received on or before the date of such Purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Purchaser:

(a) Certified copies of the resolutions (or similar authorization) of the Board of Directors of the Seller approving this Agreement and the other applicable Transaction Documents to be delivered by it hereunder and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other applicable Transaction Documents to be delivered by it hereunder.

(b) A certificate of the Secretary or Assistant Secretary of the Seller certifying the names and true signatures of the officers of the Seller authorized to sign this Agreement and the other applicable Transaction Documents to be delivered by it hereunder.

(c) Acknowledgment copies or time stamped receipt copies of proper financing statements or other similar instruments or documents, duly filed on or before the date of the initial Purchase, naming the Seller as the seller/debtor and the Purchaser as the purchaser/secured party, or other similar instruments or documents, as the Purchaser may deem necessary or desirable under the UCC or other applicable law of all appropriate jurisdictions to perfect the Purchaser’s ownership of and security interest in the Transferred Receivables and Related Security and Collections with respect thereto.

(d) Acknowledgment copies or time stamped receipt copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Transferred Receivables, Contracts or Related Security previously granted by the Seller, other than the interests to be released pursuant to Section 2.02(e) of the RIPA.

(e) Completed requests for information, dated on or before the date of such initial Purchase, listing the financing statements referred to in subsection (c) above and all other effective financing statements filed in the jurisdictions referred to in subsection (c) above that name the Seller as debtor, together with copies of such other financing statements (none of which shall cover any Transferred Receivables, Contracts or Related Security, other than financing statements evidencing interests to be released pursuant to Section 2.02(e) of the RIPA)

(f) Favorable opinions of McDermott, Will & Emery LLP, counsel for the Seller, and of Patricia Nachtigal, internal counsel for the Seller, in each case, in form and substance satisfactory to the Purchaser, as to such matters as the Purchaser may reasonably request.

(g) Executed copies of the Lock-Box Agreements in respect of each Lock-Box Account (or an amendment and restatement of any existing Lock-Box Agreement with Bank of America, N.A.), duly executed by the Seller and the Lock-Box Bank holding such Lock-Box Account.

(h) An executed copy of the Undertaking.

(i) A copy of the bylaws of the Seller certified by the Secretary or Assistant Secretary of the Seller.

(j) A copy of the certificate of incorporation of the Seller, certified as of a recent date by the Secretary of State or other appropriate official of the state of its incorporation, and a certificate as to the good standing of the Seller from such Secretary of State or other official, dated as of a recent date.

The initial Purchase of Receivables from the Seller hereunder is additionally subject to the condition precedent that on the date of such initial Purchase, the following statement shall be true (and acceptance of the proceeds of such Purchase shall be deemed a representation and warranty by the Seller that such statement is true): there shall have been no material adverse change in the financial condition of the Seller since December 31, 2008.

SECTION 3.02. Conditions Precedent to All Purchases. Each Purchase (including the initial Purchase) hereunder shall be subject to the further conditions precedent that:

(a) with respect to any such Purchase, on or prior to the date of such Purchase, the Seller shall have delivered to the Purchaser, (i) if requested by the Purchaser, the Seller’s General Trial Balance (which if in magnetic tape or diskette format shall be compatible with the Purchaser’s computer equipment) as of a date not more than 31 days prior to the date of such Purchase, and (ii) a written report identifying, among other things, the Receivables to be included in such Purchase and such additional information concerning such Receivables as may reasonably be requested by the Purchaser;

(b) with respect to any such Purchase, on or prior to the date of such Purchase, the Collection Agent shall have delivered to the Purchaser, in form and substance satisfactory to the Purchaser, a completed Seller Report for the most recently ended reporting period for which information is required pursuant to Section 6.02(b), and containing such additional information as may reasonably be requested by the Purchaser;

(c) [intentionally omitted];

(d) the Seller shall have marked its master data processing records evidencing the Receivables which are the subject of such Purchase with a legend, acceptable to the Purchaser, stating that such Receivables, the Related Security and Collections with respect thereto, have been sold in accordance with this Agreement;

(e) on the date of such Purchase the following statements shall be true (and the Seller, by accepting the Purchase Price for such Purchase, shall be deemed to have certified that):

(i) The representations and warranties contained in Section 4.01 are correct on and as of the date of such Purchase as though made on and as of such date,

(ii) No event has occurred and is continuing, or would result from such Purchase, that constitutes an Event of Termination or an Incipient Event of Termination,

(iii) The Purchaser shall not have delivered to the Seller a notice that the Purchaser shall not make any further Purchases hereunder, and

(iv) There shall have been no material adverse change in the collectibility of the Receivables taken as a whole since the date hereof; and

(f) the Purchaser shall have received such other approvals, opinions or documents as the Purchaser may reasonably request in response to any change in law or factual circumstances after the date of this Agreement.

Notwithstanding the foregoing conditions precedent in the last paragraph of Section 3.01 and in clauses (i), (ii) and (iv) of Section 3.02(e), upon payment of the Purchase Price for any Receivable (whether by payment of cash, through an increase in the Deferred Purchase Price or by capital contribution), title to such Receivable and the Related Security with respect thereto shall vest in the Purchaser, whether or not such conditions precedent to the Purchase were in fact satisfied. If any of the foregoing conditions precedent is not satisfied, the Purchaser shall have available to it (and shall not be deemed to have waived by reason of completing such Purchase) all applicable rights and remedies under Sections 2.04, 7.01 and 8.01 and otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

(a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not have a material adverse effect on (i) the interests of the Purchaser hereunder, (ii) the collectibility of the Transferred Receivables, or (iii) the ability of the Seller or the Collection Agent to perform their respective obligations hereunder.

(b) The execution, delivery and performance by the Seller of this Agreement and the other documents to be delivered by it hereunder, including the Seller’s sale and contribution of Receivables hereunder and the Seller’s use of the proceeds of Purchases, (i) are within the Seller’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Seller’s organizational documents, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the transfer of the Seller’s interest in the Transferred Receivables pursuant to this Agreement). This Agreement and each of the other Transaction Documents to be delivered by the Seller pursuant hereto has been duly executed and delivered by the Seller.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents to which it is a party or any other document to be delivered by it thereunder except for the filing of financing statements which are referred to therein.

(d) This Agreement and each of the other Transaction Documents to be delivered by the Seller pursuant hereto constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, whether considered in an action at law or equity).

(e) Sales and contributions made pursuant to this Agreement will constitute a valid sale, transfer, and assignment of the Transferred Receivables to the Purchaser, enforceable against creditors of, and purchasers from, the Seller. The Seller shall have no remaining property interest in any Transferred Receivable.

(f) [Intentionally omitted.]

(g) Except for the litigation disclosed under the heading “The European Commission Investigation” in IR Parent’s report filed with the SEC on Form 10-K for the fiscal year ended December 31, 2008, there is no pending or, to the knowledge of the Seller, threatened, action, investigation or proceeding affecting the Seller or any of its subsidiaries before any court, governmental agency or arbitrator which may have a Material Adverse Effect.

(h) No proceeds of any Purchase will be used (i) to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of such Act or (iii) for any other purpose that violates applicable law, including Regulation G or U of the Federal Reserve Board.

(i) No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(j) Each Receivable characterized in any Seller Report or other written statement made by or on behalf of the Seller (whether as Collection Agent or otherwise) as an Eligible Receivable is, as of the date of such Seller Report or other statement, an Eligible Receivable. Each Transferred Receivable, together with the Related Security, is owned (immediately prior to its sale or contribution hereunder) by the Seller free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser). When the Purchaser makes a Purchase it shall acquire valid and perfected first priority ownership of each Purchased Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser), and no effective financing statement or other instrument similar in effect covering any Transferred Receivable, any interest therein, the Related Security or Collections with respect thereto is on file in any recording office except such as may be filed in favor of Purchaser in accordance with this Agreement or in connection with any Adverse Claim arising solely as the result of any action taken by the Purchaser. Nothing in this Section 4.01(j) shall constitute a representation or warranty by the Seller as to the priority, as against any other secured creditors of the relevant Obligor, of any Underlying Inventory Security Interest.

(k) Each Seller Report (if prepared by the Seller, or to the extent that information contained therein is supplied by the Seller), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by the Seller to the Purchaser in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Purchaser at such time) as of the date so furnished.

(l) The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Transferred Receivables are located at the address or addresses referred to in Section 5.01(b). The Seller has not changed its name during the two years prior to the date of this Agreement, except for the change of its name from “American Standard Inc.” to “Trane U.S. Inc.”.

(m) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Exhibit B (as the same may be updated from time to time pursuant to Section 5.01(g)). The Lock-Box Accounts are the only accounts into which Collections of Receivables are deposited or remitted, except as expressly permitted pursuant to the terms of Section 5.01(h) hereof.

(n) The Seller is not known by and does not use any registered tradename or doing-business-as name.

(o) With respect to any programs used by the Seller in the servicing of the Receivables, no sublicensing agreements are necessary in connection with the designation of a new Collection Agent pursuant to Section 6.01 so that such new Collection Agent shall have the benefit of such programs (it being understood that, however, the Collection Agent, if other than IR Company, shall be required to be bound by a confidentiality agreement reasonably acceptable to the Seller), except for those programs licensed by the Seller from Persons which are not affiliated with the Seller which by the express terms of such license either (i) require the consent of the licensor for any sublicensing thereof or (ii) prohibit any such sublicensing.

(p) The transfers of Transferred Receivables by the Seller to the Purchaser pursuant to this Agreement, and all other transactions between the Seller and the Purchaser, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of the Seller.

(q) The Seller has (i) timely filed all federal tax returns required to be filed, (ii) timely filed all other material state and local tax returns, and (iii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges (other than any tax, assessment or governmental charge which is being contested in good faith and by proper proceedings, and with respect to which the obligation to pay such amount is adequately reserved against in accordance with and to the extent required by generally accepted U.S. accounting principles).

(r) The Seller is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, or is exempt from all provisions of such act.

(s) The receivables credit and collection policies and practices of the Seller attached hereto as Exhibit A are in effect as of the date of this Agreement. Since the date of this Agreement, there have been no material changes in the Credit and Collection Policy other than in accordance with this Agreement.

(t) No event or circumstance has occurred since the date of this Agreement that has a Material Adverse Effect.

(u) [Intentionally omitted.]

(v) Each Receivable is an “eligible asset” as defined in Rule 3a-7 promulgated under the Investment Company Act of 1940, as amended.

(w) Each Division is a division of the Seller and is not separately incorporated or organized as a separate legal entity in any jurisdiction.

(x) The location of the Seller’s chief executive office and domicile for the purposes of the Personal Property Security Act (or, in the case of the Province of Quebec, the Civil Code) of any Canadian province or territory the laws of which are required to be applied in connection with the issue of perfection of interests in the Canadian Receivables is at the address referred to in Section 5.01(b).

(y) The Seller does not carry on business in Canada for the purposes of the Tax Act and is not registered under Canadian goods and services or provincial sales tax legislation.

(z) None of the services (if any) rendered to the Obligor which give rise to any Canadian Receivables are rendered in Canada.

(aa) No Contract or any other books, records or other information relating to any Canadian Receivable, contain any “personal information” as defined in, or any other information regulated under (i) the Personal Information Protection and Electronic Documents Act (Canada), or (ii) any other similar statutes of Canada or any province in force from time to time which restrict, control, regulate or otherwise govern the collection, holding, use or communication of information.

SECTION 4.02. Representations and Warranties of the Purchaser. The Purchaser represents and warrants as follows:

(a) The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not have a material adverse effect on (i) the interests of the Seller hereunder, or (ii) the ability of the Purchaser to perform its obligations hereunder.

(b) The execution, delivery and performance by the Purchaser of this Agreement and the other documents to be delivered by it hereunder, (i) are within the Purchaser’s limited liability company powers, (ii) have been duly authorized by all necessary limited liability company action, and (iii) do not contravene (1) the Purchaser’s organizational documents, (2) any law, rule or regulation applicable to the Purchaser, (3) any contractual restriction binding on or affecting the Purchaser or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Purchaser or its property. This Agreement and each of the other Transaction Documents to be delivered by the Purchaser pursuant hereto has been duly executed and delivered by the Purchaser.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party or any other document to be delivered by it thereunder except for the filing of financing statements which are referred to therein.

(d) This Agreement and each of the other Transaction Documents to be delivered by the Purchaser pursuant hereto constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, whether considered in an action at law or equity).

(e) On each Purchase Date, both immediately before and after giving effect to the Purchase made on such date, (i) the fair value of the property of the Purchaser is greater than the total amount of liabilities, including contingent liabilities, of the Purchaser, (ii) the present fair salable value of the assets of the Purchaser is not less than the amount that will be required to pay all probable liabilities of the Purchaser on its debts as they become absolute and matured, (iii) the Purchaser does not intend to, and does not believe that it will, incur debts or liabilities beyond the Purchaser’s abilities to pay such debts and liabilities as they mature and (iv) the Purchaser is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Purchaser’s property would constitute unreasonably small capital.

ARTICLE V

COVENANTS

SECTION 5.01. Covenants of the Seller. From the date hereof until the first day following the Facility Termination Date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables:

(a) Compliance with Laws, Etc. The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications and privileges would not materially adversely affect the collectibility of the Transferred Receivables or the ability of the Seller to perform its obligations under this Agreement.

(b) Offices, Records, Name and Incorporation. The Seller will keep its principal place of business and chief executive office at the address of the Seller set forth under its name on the signature page to this Agreement and the offices where it keeps its records concerning the Transferred Receivables at the addresses set forth on Schedule I to this Agreement or, in each case, upon 30 days’ prior written notice to the Purchaser, at any other locations within the United States. The Seller will not change its name or its state of incorporation, unless (i) the Seller shall have provided the Purchaser and (prior to the

RIPA Final Payment Date) the Program Agent with at least 30 days’ prior written notice thereof and (ii) no later than the effective date of such change, all actions required by Section 5.01(j) shall have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Transferred Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Transferred Receivables (including, without limitation, records adequate to permit the daily identification of each new Transferred Receivable and all Collections of and adjustments to each existing Transferred Receivable). The Seller shall make a notation in its books and records, including its computer files, to indicate which Receivables have been sold or contributed to the Purchaser hereunder.

(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Transferred Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Transferred Receivable and the related Contract.

(d) Sales, Liens, Etc. Except for the sales and contributions of Receivables contemplated herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Transferred Receivable, Related Security, related Contract or Collections, or upon or with respect to any account to which any Collections of any Transferred Receivable are sent, or assign any right to receive income in respect thereof. Nothing in this Section 5.01(d) shall require the Seller to maintain or cause to be maintained any inventory of an Obligor in which the Seller has an Underlying Inventory Security Interest as free of any Adverse Claim which may have been created by such Obligor.

(e) Extension or Amendment of Transferred Receivables. Except as provided in Section 6.02(c), the Seller will not extend, amend or otherwise modify the terms of any Transferred Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(f) Change in Business or Credit and Collection Policy. The Seller will not make any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Transferred Receivables or the ability of the Seller to perform its obligations under this Agreement.

(g) Change in Payment Instructions to Obligors. The Seller will not add or terminate any bank or bank account as a Lock-Box Bank or Lock-Box Account from those listed in Exhibit B to this Agreement, or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Bank, unless the Purchaser and (prior to the RIPA Final Payment Date) the Program Agent shall have (i) received notice of such addition, termination or change (including an updated Exhibit B) and fully executed Lock-Box Agreements with each new Lock-Box Bank or with respect to each new Lock-Box Account and (ii) provided its prior written consent to such addition, termination or change, such consent not to be unreasonably withheld.

(h) Deposits to Lock-Box Accounts. The Seller will instruct all Obligors to remit all their payments in respect of Transferred Receivables to Lock-Box Accounts. If the Seller shall receive any Collections directly, it shall immediately (and in any event within two Business Days) deposit the same to a Lock-Box Account. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Transferred Receivables, except to the extent that (i) such deposits or credits are permitted pursuant to Section 5.01(h) of the RIPA and (ii) any Out-of-Program Collections submitted to each Lock-Box Account shall be identifiable to the satisfaction of the Purchaser in its sole discretion. If any Out-of-Program Collections are deposited or credited to any Lock-Box Account, the Seller shall transfer such Out-of-Program Collections to an account of the Seller other than the Lock-Box Accounts, or shall cause such Out-of-Program Collections to be so transferred, promptly and in any event within two Business Days of the deposit or credit thereof to the applicable Lock-Box Account.

(i) Audits.

(i) The Seller will, from time to time during regular business hours as reasonably requested by the Purchaser or its assigns, permit the Purchaser, or its agents, representatives or assigns, (x) to conduct periodic audits of the Transferred Receivables, the Related Security and the related books and records and collection systems of the Seller, (y) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller relating to Transferred Receivables and the Related Security, including, without limitation, the related Contracts, and (z) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause (y) above, and to discuss matters relating to Transferred Receivables and the Related Security or the Seller’s performance hereunder or under the Contracts with any of the officers or employees of the Seller having knowledge of such matters.

(ii) During each one year period following the date of this Agreement, the expense of one audit of the type described above and of one visit of the type described above shall be borne by the Seller; provided, that after the occurrence and during the continuance of an Event of Termination or following an audit report indicating a material audit deficiency, the expense of any additional audits and visits as the Purchaser or its assigns shall deem necessary under the circumstances shall be borne by the Seller; and provided, further, that (x) the frequency of audits and visits described above at the expense of the Seller shall not be in addition to the frequency of audits and visits at the expense of the Seller with respect to the Seller or the Collection Agent (if the Seller is the Collection Agent or the subcontractor of the Collection Agent) under either Section 5.02 or 6.06(a) of the RIPA and (y) an audit of or visit to the Seller or the Collection Agent (if the Seller is the Collection Agent or the subcontractor of the Collection

Agent), as applicable, under Section 5.02 or 6.06(a) of the RIPA shall be considered an audit of or visit to the Seller hereunder for the purposes of the frequency of audits and visits at the expense of the Seller under this Section 5.01.

(j) Further Assurances. (i) The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Purchaser or its assignee may reasonably request, to perfect, protect or more fully evidence the sale and contribution of Receivables under this Agreement, or to enable the Purchaser or its assignee to exercise and enforce its respective rights and remedies under this Agreement. Without limiting the foregoing, the Seller will, upon the request of the Purchaser or its assignee, (A) execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable to perfect, protect or evidence such Transferred Receivables; and (B) deliver to the Purchaser copies of all Contracts relating to the Transferred Receivables and all records relating to such Contracts and the Transferred Receivables, whether in hard copy or in magnetic tape or diskette format (which if in magnetic tape or diskette format shall be compatible with the Purchaser’s computer equipment).

(ii) The Seller authorizes the Purchaser or its assignee to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Transferred Receivables and the Related Security, the related Contracts and the Collections with respect thereto.

(iii) The Seller shall perform its obligations under the Contracts related to the Transferred Receivables to the same extent as if the Transferred Receivables had not been sold or transferred.

(k) Reporting Requirements. The Seller will provide to the Purchaser the following:

(i) as soon as possible and in any event within two days after the occurrence of each Event of Termination or Incipient Event of Termination, a statement of the chief financial officer of the Seller setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Seller has taken and proposes to take with respect thereto;

(ii) promptly after the sending or filing thereof, copies of all material reports that either of Parent or IR Parent sends to any of its securityholders, and copies of all reports and registration statements that either of Parent or IR Parent or any subsidiary files with the SEC or any national securities exchange; provided that reports and registration statements required to be delivered pursuant to this clause (ii) shall be deemed to have been delivered when such reports or registration statements are posted on the SEC’s website at www.sec.gov; provided further that (x) such reports or registration statements otherwise satisfy the requirements of this clause (ii) and (y) the Seller shall, if requested by the Purchaser, deliver paper copies of the reports and registration statements referred to in this clause (ii) to the Purchaser, and continue to deliver such paper copies until written notice to cease delivering paper copies is given by the Purchaser;

(iii) promptly after the filing or receiving thereof by the Seller or an applicable member of the ERISA Group, copies of all reports and notices that the Seller or any member of the ERISA Group files under ERISA with the Internal Revenue Service, the PBGC or the U.S. Department of Labor or that the Seller or any member of the ERISA Group receives from any of the foregoing or from any Multiemployer Plan) to which the Seller or any member of the ERISA Group is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability from a Multiemployer Plan or an event or condition of the Plans which could reasonably be expected, in the aggregate, to result in the imposition of aggregate liability on the Seller and/or any such member of the ERISA Group in excess of $200,000,000;

(iv) at least 30 days prior to any change in the Seller’s name or the Seller’s state of incorporation, a notice setting forth the new name or state of incorporation and the effective date thereof;

(v) [intentionally omitted];

(vi) [intentionally omitted]; and

(vii) such other information respecting the Transferred Receivables or the condition or operations, financial or otherwise, of the Seller as the Purchaser may from time to time reasonably request.

(l) Separate Conduct of Business. The Seller will: (i) maintain separate corporate records and books of account from those of the Purchaser; (ii) conduct its business from an office separate from that of the Purchaser; (iii) ensure that all oral and written communications, including without limitation, letters, invoices, purchase orders, contracts, statements and applications, will be made solely in its own name; (iv) have stationery and other business forms and a mailing address and a telephone number separate from those of the Purchaser; (v) not hold itself out as having agreed to pay, or as being liable for, the obligations of the Purchaser; (vi) not engage in any transaction with the Purchaser except as contemplated by this Agreement or as permitted by the RIPA; (vii) continuously maintain as official records the resolutions, agreements and other instruments underlying the transactions contemplated by this Agreement; and (viii) disclose on its annual financial statements (A) the effects of the transactions contemplated by this Agreement in accordance with generally accepted U.S. accounting principles and (B) that the assets of the Purchaser are not available to pay its creditors.

(m) Business in Canada. The Seller will not carry on any business in Canada for the purposes of the Tax Act.

(n) Rendering of Services. The Seller will not render any services giving rise to Canadian Receivables to the Obligor thereof in Canada.

(o) Canadian Contracts. The Seller will ensure that the Contract with respect to each Canadian Receivable contains provisions to the effect that (i) all Collections with respect to such Canadian Receivable are payable only to locations in the United States in United States dollars, (ii) any services rendered by or on behalf of the Seller or any of its assignees thereunder will not be rendered in Canada, and (iii) if the relevant Obligor has a billing address in the Province of Quebec, such Contract is governed by the laws of one of the States of the United States.

SECTION 5.02. Grant of Security Interest. To secure all obligations of the Seller arising in connection with this Agreement, and each other agreement entered into in connection with this Agreement, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, Indemnified Amounts, payments on account of Collections received or deemed to be received, and any other amounts due the Purchaser hereunder, the Seller hereby assigns and grants to Purchaser a security interest in all of the Seller’s right, title and interest now or hereafter existing in, to and under all Receivables which constitute Transferred Receivables, the Related Security and all Collections with regard thereto. In the event that (i) the Seller shall purchase or repurchase from the Purchaser a Receivable as required pursuant to Section 2.04(b), (ii) the Seller shall have paid to the Collection Agent the purchase or repurchase price for such Receivable in accordance with Section 2.04(b) and (iii) the proceeds of such purchase or repurchase constituting a deemed Collection in respect of such Receivable shall have been applied by the Collection Agent as required by Section 2.04 of the RIPA, then the security interest in the Seller’s right, title and interest in such Receivable created by the immediately preceding sentence shall be, and is hereby automatically, released.

SECTION 5.03. Covenant of the Seller and the Purchaser. (a) The Seller and the Purchaser have structured this Agreement with the intention that each Purchase of Receivables hereunder be treated as a sale of such Receivables by the Seller to the Purchaser for all purposes and each contribution of Receivables hereunder shall be treated as an absolute transfer of such Receivables by the Seller to the Purchaser for all purposes other than U.S. federal income tax purposes. The Seller and the Purchaser shall record each Purchase and contribution as a sale or purchase or capital contribution, as the case may be, on its books and records, and reflect each Purchase and contribution in its financial statements as a sale or purchase or capital contribution, as the case may be.

(b) In the event that, contrary to the mutual intent of the Seller and the Purchaser, any Purchase or contribution of Receivables hereunder is not characterized as a sale or absolute transfer, the Seller shall, effective as of the date hereof, be deemed to have granted (and the Seller hereby does grant) to the Purchaser a first priority security interest in and to any and all Receivables, the Related Security and the proceeds thereof to secure the repayment of all amounts advanced to the Seller hereunder with accrued interest thereon, and this Agreement shall be deemed to be a security agreement.

(c) Notwithstanding anything herein to the contrary, for United States federal income tax purposes, the parties hereto agree to treat the sale of Receivables pursuant to this Agreement as a loan secured by the Receivables.

ARTICLE VI

ADMINISTRATION AND COLLECTION

SECTION 6.01. Designation of Collection Agent. The servicing, administration and collection of the Transferred Receivables shall be conducted by such Person (the “Collection Agent”) so designated hereunder from time to time. Until the RIPA Final Payment Date, IR Company (or such other person as may be designated from time to time under the RIPA) is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. Following the RIPA Final Payment Date and so long as a Collection Agent Default has occurred and is continuing, the Purchaser may designate as Collection Agent any Person (including itself) to succeed IR Company or any successor Collection Agent, if such Person shall consent and agree to the terms hereof. Upon the receipt of notice designating a new Collection Agent, IR Company agrees that it will terminate its activities as Collection Agent hereunder in a manner which the Purchaser (or its assignee) believes will facilitate the transition of the performance of such activities to the new Collection Agent, and IR Company shall use its best efforts to assist the person designated as the new Collection Agent to take over the servicing, administration and collection of the Transferred Receivables, including, without limitation, providing access to and copies of all computer tapes or disks and other documents or instruments that evidence or relate to Transferred Receivables maintained in its capacity as Collection Agent and access to all employees and officers of IR Company responsible with respect thereto. The Collection Agent may subcontract with the Seller, or, with the prior written consent of the Purchaser and its assignees, any other Person for the servicing, administration or collection of Transferred Receivables. Any such subcontract shall not affect the Collection Agent’s liability for performance of its duties and obligations pursuant to the terms hereof, and any such subcontract shall terminate upon designation of a successor Collection Agent.

SECTION 6.02. Duties of Collection Agent. (a) The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Transferred Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Purchaser hereby appoints the Collection Agent, from time to time designated pursuant to Section 6.01, as agent to enforce its ownership and other rights in the Transferred Receivables, the Related Security and the Collections with respect thereto. In performing its duties as Collection Agent, the Collection Agent shall exercise the same care and apply the same policies as it would exercise and apply if it owned the Transferred Receivables and shall act in the best interests of the Purchaser and its assignees.

(b) On the 15th day of each month (or, if such day is not a Business Day, on the next succeeding Business Day), the Collection Agent shall prepare and forward to the Purchaser a Seller Report relating to the Receivables outstanding on the last day of the immediately preceding month.

(c) If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, IR Company, while it is the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Transferred Receivable as IR Company deems appropriate to maximize Collections thereof, or otherwise amend or modify other terms of any Transferred Receivable.

(d) The Seller shall deliver to the Collection Agent, and the Collection Agent shall hold in trust for the Seller and the Purchaser in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Transferred Receivables.

(e) The Collection Agent shall as soon as practicable following receipt turn over to the Seller any cash collections or other cash proceeds received with respect to Receivables not constituting Transferred Receivables, less, in the event the Seller is not the Collection Agent, all reasonable and appropriate out-of-pocket costs and expenses of the Collection Agent of servicing, collecting and administering the Receivables to the extent not covered by the Collection Agent Fee received by it.

(f) The Collection Agent also shall perform the other obligations of the “Collection Agent” set forth in this Agreement with respect to the Transferred Receivables.

(g) The Collection Agent will not itself or through an agent acting on its behalf conduct any activities in Canada in connection with the servicing, administration or collection of the Receivables on behalf of either the Seller or the Purchaser, other than occasional activities in Canada which the Collection Agent reasonably determines, after consultation with a Canadian tax advisor, would not result in any of such persons carrying on business in Canada for purposes of the Tax Act.

SECTION 6.03. Collection Agent Fee. (a) The Purchaser shall pay to the Collection Agent, so long as it is acting as the Collection Agent hereunder, a periodic collection fee (the “Collection Agent Fee”) of 0.75% per annum on the average daily aggregate Outstanding Balance of the Transferred Receivables, payable on each Settlement Date or such other day during each calendar month as the Purchaser and the Collection Agent shall agree.

(b) Notwithstanding the foregoing, so long as IR Company is acting (i) as the Collection Agent hereunder and (ii) as the “Collection Agent” pursuant to the terms of the Secondary Purchase Agreement and the RIPA, amounts paid as the “Collection Agent Fee” pursuant to Section 6.03(a) of the Secondary Purchase Agreement and Section 2.05(a) of the RIPA which are allocable to the Receivables, as such term is defined in this Agreement, shall reduce, on a dollar-for-dollar basis, but without duplication, the obligation of the Purchaser to pay the Collection Agent Fee pursuant to this Section 6.03; provided that such obligation of the Purchaser shall in no event be reduced below zero.

SECTION 6.04. Certain Rights of the Purchaser. (a) The Purchaser is authorized at any time when the long term public senior unsecured non-credit-enhanced debt securities of the Undertaking Party are rated below BB by S&P or below Ba2 by Moody’s or no such debt rating by S&P or Moody’s is available or an Event of Termination or Incipient Event of Termination has occurred and is continuing to (i) at the Seller’s expense, require the Seller to notify each Obligor of Transferred Receivables of the ownership of Transferred Receivables under this Agreement and direct that payments be made directly to the Purchaser or its assigns or designees, and (ii) if the Seller has not so notified and directed each Obligor within three Business Days of the Purchaser’s request, notify each Obligor of Transferred Receivables of the ownership of Transferred Receivables under this Agreement and direct the Obligors of Transferred Receivables that all payments thereunder be made directly to the Purchaser or its assigns or designees; provided, however, that prior to the RIPA Final Payment Date, the Purchaser shall not take any action pursuant to this sentence without the prior written consent of the Program Agent. The Seller hereby transfers to the Purchaser (and its assigns and designees) the exclusive ownership and control of the Lock-Box Accounts maintained by the Seller for the purpose of receiving Collections.

(b) Upon the occurrence and during the continuance of a Collection Agent Default:

(i) At the Purchaser’s request and at the Seller’s expense, the Seller and the Collection Agent shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Transferred Receivables, and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Transferred Receivables, and shall make the same available to the Purchaser at a place selected by the Purchaser or its assignees, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Transferred Receivables in a manner acceptable to the Purchaser and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Purchaser or its assignees. The Purchaser shall also have the right to make copies of all such documents, instruments and other records at any time.

(ii) The Seller authorizes the Purchaser to take any and all steps in the Seller’s name and on behalf of the Seller that are necessary or desirable, in the determination of the Purchaser, to collect amounts due under the Transferred Receivables, including, without limitation, endorsing the Seller’s name on checks and other instruments representing Collections of Transferred Receivables and enforcing the Transferred Receivables and the Related Security and related Contracts.

SECTION 6.05. Rights and Remedies. (a) If the Seller or the Collection Agent fails to perform any of its obligations under this Agreement, the Purchaser may (but shall not be required to) itself perform, or cause performance of, such obligation, and, if the Seller fails to so perform, the costs and expenses of the Purchaser incurred in connection therewith shall be payable by the Seller as provided in Section 8.01 or Section 9.04 as applicable.

(b) The Seller shall perform all of its obligations, if any, under the Contracts related to the Transferred Receivables to the same extent as if the Seller had not sold or contributed Receivables hereunder and the exercise by the Purchaser of its rights hereunder shall not relieve the Seller from such obligations or its obligations with respect to the Transferred Receivables. The Purchaser shall not have any obligation or liability with respect to any Transferred Receivables or related Contracts, nor shall the Purchaser be obligated to perform any of the obligations of the Seller thereunder.

(c) The Seller shall cooperate with the Collection Agent in collecting amounts due from Obligors in respect of the Transferred Receivables.

(d) The Seller hereby grants to the Collection Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Seller or transmitted or received by the Purchaser (whether or not from the Seller) in connection with any Transferred Receivable.

SECTION 6.06. Transfer of Records to Purchaser. Each Purchase and contribution of Receivables hereunder shall include the transfer to the Purchaser of all of the Seller’s right and title to and interest in the records relating to such Receivables and shall include an irrevocable non-exclusive license to the use of the Seller’s computer software system to access and create such records (but, in the case of any such license of any portion of the Seller’s computer software system which itself is licensed to the Seller from any Person which is not an Affiliate of the Seller, only to the extent that the grant of such license to the Purchaser does not violate the license agreement between the Seller and such non-Affiliated Person regarding the use of such portion of such computer software system). Such license shall be without royalty or payment of any kind, is coupled with an interest, and shall be irrevocable until all of the Transferred Receivables are either collected in full or become Defaulted Receivables.

The Seller shall take such action requested by the Purchaser, from time to time hereafter, that may be necessary or appropriate to ensure that the Purchaser has an enforceable ownership interest in the records relating to the Transferred Receivables and rights (whether by ownership, license or sublicense) to the use of the Seller’s computer software system to access and create such records.

In recognition of the Seller’s need to have access to the records transferred to the Purchaser hereunder, the Purchaser hereby grants to the Seller an irrevocable license to access such records in connection with any activity arising in the ordinary course of the Seller’s business or (if the Seller is the Collection Agent or the subcontractor of the Collection Agent in such capacity) in performance of its duties as Collection Agent; provided that (i) the Seller shall not disrupt or otherwise interfere with the Purchaser’s use of and access to such records during such license period and (ii) the Seller consents to the assignment and delivery of the records (including any information contained therein relating to the Seller or its operations) to any assignees or transferees of the Purchaser provided they agree to hold such records confidential.

ARTICLE VII

EVENTS OF TERMINATION

SECTION 7.01. Events of Termination. If any of the following events (“Events of Termination”) shall occur and be continuing:

(a) The Collection Agent (if other than the Purchaser) (i) shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clause (ii), (iii) or (iv) of this subsection (a)) and such failure shall remain unremedied for three Business Days, (ii) shall fail to make when due any payment or deposit to be made by it under this Agreement, (iii) shall fail to perform or observe any term, covenant or agreement contained in Section 6.02(g), or (iv) shall fail to deliver any Seller Report when due and such failure shall remain unremedied for more than one Business Day; or

(b) The Seller shall fail to make any payment required under Section 2.04(a) or 2.04(b) and such failure shall remain unremedied for two Business Days; or

(c) Any representation or warranty made or deemed made by the Seller, the Collection Agent or the Undertaking Party (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document delivered hereunder or any information or report delivered by the Seller, the Collection Agent or the Undertaking Party pursuant to this Agreement or any other Transaction Document delivered hereunder shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(d) The Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and, other than any failure to perform or observe under any of Sections 5.01(m) through (o) (for which there shall be no grace period), any such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Seller by the Purchaser or its assignees; or

(e) Any event or condition shall occur which results in the acceleration of the maturity of any Material Debt of the Seller, IR Parent or Parent; or

(f) Any Purchase or contribution of Receivables hereunder, the Related Security and the Collections with respect thereto shall for any reason cease to constitute valid and perfected ownership of such Receivables, Related Security and Collections free and clear of any Adverse Claim (it being agreed that any failure of any Underlying Inventory Security Interest to constitute a first priority security interest in the related inventory shall not, in and of itself, constitute an Event of Termination under this clause (f)); or

(g) IR Parent, Parent, the Seller or the Collection Agent (if other than the Purchaser) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against IR Parent, Parent, the Seller or the Collection Agent (if other than the Purchaser) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against IR Parent, Parent, the Seller or the Collection Agent (but not instituted by IR Parent, Parent, the Seller or the Collection Agent), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or IR Parent, Parent, the Seller or the Collection Agent (if other than the Purchaser) shall take any corporate or limited liability company action, as applicable, to authorize any of the actions set forth above in this subsection (g); or

(h) An Event of Termination shall have occurred under the Secondary Purchase Agreement or the RIPA; or

(i) There shall have occurred any event or circumstance which may materially adversely affect (i) the ability of the Seller, the Collection Agent or the Undertaking Party to perform its respective obligations under this Agreement or any other documents required to be delivered by the Seller, the Collection Agent or the Undertaking Party hereunder, (ii) the legality, validity or enforceability of this Agreement or any other documents required to be delivered by the Seller, the Collection Agent or the Undertaking Party hereunder or (iii) the collectibility of the Receivables taken as a whole; or

(j) (i) The majority of the outstanding capital stock or other equity interests, including a majority of the outstanding capital stock or other equity interests having ordinary voting power in the election of directors, of the Seller shall cease to be owned, directly or indirectly, by Parent or (ii) Parent shall cease to have the power, directly or indirectly, to elect a majority of the directors of the Seller or (iii) all of the outstanding capital stock of Parent shall cease to be owned, directly or indirectly, by IR Parent; or

(k) The Undertaking shall cease to be in full force and effect, or the Undertaking Party shall fail to (i) make any payment required by the Undertaking and such failure shall remain unremedied for three Business Days, or (ii) perform or observe any other term, covenant or agreement contained in the Undertaking and any such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Seller by the Purchaser or its assignees;

then, and in any such event, the Purchaser or its assignees may, by notice to the Seller, take either or both of the following actions: (x) declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred) and (y) if such Event of Termination is a Collection Agent Default (but subject, prior to the RIPA Final Payment Date, to the designation made under the RIPA), designate another Person to succeed IR Company as Collection Agent; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the Facility Termination Date shall occur. Upon any such declaration or designation or upon such automatic termination, the Purchaser shall have, in addition to the rights and remedies under this Agreement, all other rights and remedies with respect to the Receivables provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Indemnities by the Seller. Without limiting any other rights which the Purchaser may have hereunder or under applicable law, the Seller hereby agrees to indemnify the Purchaser and its assigns and transferees and each of their respective officers, directors, employees and advisors (each, an “Indemnified Party”) from and against any and all damages, claims, losses, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by any Indemnified Party arising out of or as a result of this Agreement or the purchase or contribution of any Transferred Receivables or in respect of any Transferred Receivable or any Contract, including, without limitation, arising out of or as a result of:

(i) the characterization in any Seller Report or other statement made by or on behalf of the Seller of any Transferred Receivable as an Eligible Receivable which is not an Eligible Receivable as of the date of such Seller Report or statement;

(ii) any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement, which shall have been incorrect in any material respect when made;

(iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Transferred Receivable or the related Contract; or the failure of any Transferred Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(iv) the sale by the Seller of any Receivable in violation of applicable laws, rules or regulations;

(v) the failure to vest in the Purchaser absolute ownership of the Receivables that are, or that purport to be, the subject of a Purchase or contribution under this Agreement and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim (it being agreed that this clause (v) is not intended to be an indemnity for the failure of any Underlying Inventory Security Interest to constitute a first priority security interest in the related inventory);

(vi) the failure of the Seller to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables that are, or that purport to be, the subject of a Purchase or contribution under this Agreement and the Related Security and Collections in respect thereof, whether at the time of any Purchase or contribution or at any subsequent time;

(vii) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable that is, or that purports to be, the subject of a Purchase or contribution under this Agreement (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller acting as Collection Agent);

(viii) any failure of the Seller, as Collection Agent, subcontractor of the Collection Agent or otherwise, to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under any Contract related to a Transferred Receivable;

(ix) any products liability or other claim by an Obligor or other third party arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

(x) the commingling of Collections of Transferred Receivables by the Seller or a designee of the Seller, as Collection Agent or otherwise, at any time with other funds of the Seller or an Affiliate of the Seller;

(xi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Purchases or the ownership of Receivables, the Related Security, or Collections with respect thereto or in respect of any Receivable, Related Security or Contract;

(xii) any failure of the Seller to comply with its covenants contained in this Agreement;

(xiii) any Collection Agent Fees or other costs and expenses payable to any replacement Collection Agent, to the extent in excess of the Collection Agent Fees payable to the initial Collection Agent hereunder;

(xiv) any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Transferred Receivable; or

(xv) any Transferred Receivable (in whole or in part) becoming a Diluted Receivable.

It is expressly agreed and understood by the parties hereto (i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Transferred Receivables and (ii) that nothing in this Section 8.01 shall require the Seller to indemnify any Person (A) for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor,

(B) for damages, losses, claims or liabilities or related costs or expenses to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct, or (C) for any income taxes or franchise taxes or withholding taxes (in the case of withholding taxes, other than (i) withholding taxes that are imposed by Canada or any political subdivision thereof on any Indemnified Party or that are withheld from any Collections or other payments made hereunder or (ii) due to changes in law) incurred by such Person arising out of or as a result of this Agreement or in respect of any Transferred Receivable or any Contract; provided, that, for the sake of clarity, the Seller agrees to indemnify each Indemnified Party for the full amount of any withholding taxes that are imposed by Canada or any political subdivision thereof on any Indemnified Party or that are withheld from any Collections or other payments made hereunder, as well as to indemnify each Indemnified Party for any taxes attributable to the transactions contemplated by this Agreement or any other Transaction Document that are imposed on any Indemnified Party as a result of such Indemnified Party having a permanent establishment in Canada for the purposes of a Tax Convention or carrying on business in Canada for the purposes of the Tax Act (unless it acquired such permanent establishment or carried on such business, as the case may be, otherwise than as a result of the transactions contemplated hereby), together in each case with any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and whether or not such taxes were correctly or legally asserted .

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller or the Collection Agent therefrom shall be effective unless in a writing signed by the Purchaser (and, in the case of any amendment, also signed by the Seller; provided, however, that the signature of the Seller shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Collection Agent at any time when the Collection Agent is not the Seller or an Affiliate of the Seller or a successor Collection Agent is designated by the Purchaser pursuant to Section 6.01), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 9.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be faxed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 9.03. Binding Effect; Assignability. (a) This Agreement shall be binding upon and inure to the benefit of the Seller, the Purchaser and their respective successors and assigns; provided, however, that the Seller may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser. In connection with any sale or assignment by the Purchaser of all or a portion of the Transferred Receivables, the buyer or assignee, as the case may be, shall, to the extent of its purchase or assignment, have all rights of the Purchaser under this Agreement (as if such buyer or assignee, as the case may be, were the Purchaser hereunder) except to the extent specifically provided in the agreement between the Purchaser and such buyer or assignee, as the case may be.

(b) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, when all of the Transferred Receivables are either collected in full or become Defaulted Receivables; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article IV and the provisions of Article VIII and Sections 9.04, 9.05 and 9.06 shall be continuing and shall survive any termination of this Agreement.

SECTION 9.04. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted to the Purchaser pursuant to Article VIII hereof, the Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement, and the Seller agrees to pay all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other documents to be delivered hereunder excluding, however, any costs of enforcement or collection of Transferred Receivables which are not paid on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor.

(b) In addition, the Seller agrees to pay any and all stamp or other documentary taxes or any other excise or property taxes, charges or similar levies, which arise from any payment made hereunder, and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and the Seller agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 9.05. No Proceedings. The Seller hereby agrees that it will not institute against, or join any other Person in instituting against, the Purchaser any proceeding of the type referred to in Section 7.01(g) so long as there shall not have elapsed one year plus one day since the later of (i) the Facility Termination Date and (ii) the date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables.

SECTION 9.06. Confidentiality. Unless otherwise required by applicable law, each party hereto agrees to maintain the confidentiality of this Agreement in communications with third parties and otherwise; provided that this Agreement may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the other party hereto, (ii) to IR Parent, Parent and their respective legal counsel and auditors, if they agree in each case to keep it confidential,

(iii) to such party’s legal counsel and auditors and the Purchaser’s assignees and their legal counsel and auditors, if they agree in each case to hold it confidential and (iv) to the extent required by applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party (including any stock exchange on which the capital stock of IR Parent or Parent is traded); and provided, further, that such party shall have no obligations of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.

Notwithstanding any other provision herein, each party hereto (and each employee, representative or other agent of each party hereto) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated by this Agreement and the other Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

SECTION 9.07. GOVERNING LAW. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT, PURSUANT TO THE UCC OF THE STATE OF NEW YORK, THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE PURCHASER’S OWNERSHIP OF OR SECURITY INTEREST IN THE RECEIVABLES ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 9.08. Third Party Beneficiary. Each of the parties hereto hereby acknowledges that the Purchaser may assign all or any portion of its rights under this Agreement and that such assignees may (except as otherwise agreed to by such assignees) further assign their rights under this Agreement, and the Seller hereby consents to any such assignments. All such assignees, including parties to the Secondary Purchase Agreement and the RIPA in the case of assignment to such parties, shall be third party beneficiaries of, and shall be entitled to enforce the Purchaser’s rights and remedies under, this Agreement to the same extent as if they were parties thereto, except to the extent specifically limited under the terms of their assignment.

SECTION 9.09. Consent to Jurisdiction. (a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 9.02. Nothing in this Section 9.09 shall affect the right of the Purchaser or its assignees to serve legal process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED OR DELIVERED PURSUANT HERETO.

SECTION 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 9.12. Termination of Original PCA. Each of the Seller and the Purchaser hereby agrees that the Original PCA is terminated effective upon the termination of the Original RIPA in accordance with that certain Receivables Repurchase Agreement, dated as of the date hereof, among the Purchaser, CAFCO, LLC, Citibank, N.A., Citicorp North America, Inc., as agent, and the Seller; provided that, notwithstanding such termination, (i) as contemplated by the Original PCA, the rights and remedies with respect to any breach of any representation and warranty by the Seller pursuant to Article IV thereof and the provisions of Article VIII thereof and Sections 9.04, 9.05 and 9.06 thereof shall be continuing and shall survive any termination of the Original PCA and (ii) the Seller shall continue to be obligated to the Purchaser and its assignees (and any person for whom any assignee is acting as agent) with respect to amounts constituting payments made in respect of the Seller’s liabilities and obligations under the Original PCA that are rescinded for any reason or must be otherwise restored by the Purchaser or any of its assignees (or any person for whom any assignee is acting as agent), whether as a result of any proceedings in bankruptcy or reorganization or otherwise (and the Seller agrees that in any such case such liabilities and obligations shall be automatically reinstated). Without limiting the foregoing, from and after the termination of the Original PCA, no sales or contributions of Receivables (as defined in the Original PCA) shall be made by the Seller to the Purchaser thereunder. Each of the Seller and the Purchaser hereby agrees that, effective upon the termination of the Original PCA as provided above, any Deferred Purchase Price (as defined in the Original PCA) outstanding as of such termination shall be deemed to constitute Deferred Purchase Price under this Agreement outstanding as of such termination.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:	TRANE U.S. INC.

By:
Name:
Title:

One Centennial Avenue
P.O. Box 6820
Piscataway, NJ 08855-6820
Attention: David Kuhl
Facsimile No. 732-980-6124

PURCHASER:	ASI RECEIVABLES FUNDING LLC

By:
Name:
Title:

One Centennial Avenue, Suite 3001
P.O. Box 6820
Piscataway, NJ 08855-6820
Attention: David Kuhl
Facsimile No. 732-980-6124

COLLECTION AGENT:	INGERSOLL-RAND COMPANY

By:
Name:
Title:

One Centennial Avenue
P.O. Box 6820
Piscataway, NJ 08855-6820
Attention: David Kuhl
Facsimile No.

[Group 4 Initial Purchase Agreement]